Where Food Comes From, Inc. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS
May 5, 2014	OTCQB: WFCF

Where Food Comes From®, Inc. Reports 34% Revenue Increase in First Quarter of 2014

CASTLE ROCK, Colo. – Where Food Comes From, Inc. (d.b.a. IMI Global, Inc.) (OTCQB: WFCF), the trusted resource for third-party verification of food production practices, today announced financial results for its first quarter ended March 31, 2014.

Revenue in the first quarter was $1,376,400, up 34% from $1,025,500 in the first quarter last year. The growth was due to an increase in the number of customers using the Company’s verification services, which more than offset lower-than-expected revenue associated with pork audits resulting from the Porcine Epidemic Diarrhea Virus (PEDV).  Verification services revenue increased 41% to $1,205,200 in the first quarter from $853,600 in the same quarter last year. Hardware revenue consisting of cattle ear tags increased 5% to $135,400 from $129,000 year over year.  Labeling revenue declined 16% year-over-year to $35,800 from $42,900.

Gross profit in the first quarter was $557,500, or 41% of revenue, up slightly from gross profit of $533,800, or 52% or revenue, in the first quarter last year.  Selling, general and administrative expenses in the first quarter increased to $831,200 from $625,500 in the same quarter last year due primarily to absorption of a full quarter of overhead from the Validus subsidiary, which was acquired in the third quarter of 2013.

Net loss attributable to Where Food Comes From, Inc. in the first quarter was $133,600, or $0.01 per share, compared with net loss of $58,400, or less than $0.01 cent per share, in the same quarter a year ago.  The 2014 net loss was substantially attributable to lower-than-expected revenue due to the aforementioned PEDV issue.

“We followed a strong fourth quarter with continued revenue growth momentum in the first quarter of 2014,” said John Saunders, chairman and CEO.  “This growth reflects the successful execution of an M&A strategy designed to increase the size and scope of our solutions portfolio while mitigating risk associated with changing market dynamics such as Japan’s easing of import regulations in 2013, which resulted in a significant decline in Japanese age and source verification revenue in 2013. It is also worth noting that first quarter revenue growth – as well as profitability – was adversely impacted by the USDA’s decision to discourage on-farm pork audits until the Porcine Epidemic Diarrhea Virus subsides in order to reduce the risk of spread. We believe we will eventually resume on-farm pork audits once the PEDV situation resolves.”

Conference Call
The Company will conduct a conference call on Monday, May 5, 2014, at 10:00 a.m. Mountain Time.

Call-in numbers for the conference call:
Domestic Toll Free: 1-877-941-6009
International: 1-480-629-9819
Conference ID: 4681760

Phone replay:
A telephone replay of the conference call will be available through June 5, 2014, as follows:
Domestic Toll Free: 1-800-406-7325
International: 1-303-590-3030
Conference Code: 4681760

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About Where Food Comes From, Inc.
Where Food Comes From, Inc. (d.b.a. IMI Global) is America’s trusted resource for third party verification of food production practices. The Company supports more than 10,000 farmers, ranchers, processors, retailers and restaurants with a wide variety of value-added services through its IMI Global, International Certification Services, and Validus Verification Services units. In addition, the Company’s Where Food Comes From® retail and restaurant labeling program utilizes the verification of product attributes to connect consumers to the sources of the food they purchase through product labeling and web-based information sharing and education. Go to
www.wherefoodcomesfrom.com for additional information.

CAUTIONARY STATEMENT
This news release contains "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk.  Forward-looking statements are inherently uncertain, and actual events could differ materially from the Company’s predictions.  Important factors that could cause actual events to vary from predictions include those discussed in our SEC filings.  Specifically, statements in this news release about industry leadership; the ability of the Company’s M&A strategy to mitigate market risks, expectations to resume pork audits, and the demand for, and impact and efficacy of, the Company’s and its subsidiaries’ products and services on the marketplace are forward-looking statements that are subject to a variety of factors, including availability of capital, personnel and other resources; competition; governmental regulation of the agricultural industry; the market for beef and other commodities; and other factors.  Financial results for the first quarter and twelve-month period are not necessarily indicative of future results.  Readers should not place undue reliance on these forward-looking statements.  The Company assumes no obligation to update its forward-looking statements to reflect new information or developments.  For a more extensive discussion of the Company’s business, please refer to the Company’s SEC filings at www.sec.gov.

Company Contacts:

John Saunders
Chief Executive Officer
303-895-3002

Jay Pfeiffer
Pfeiffer High Investor Relations, Inc.
303-393-7044

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Where Food Comes From, Inc.

Statements of Loss

(unaudited)

	Three Months Ended
	March 31,
	2014		2013
Revenues
Service revenues	$1,205,173		$853,606
Product sales	135,420		129,009
Other revenues	35,833		42,888
Total revenues	1,376,426		1,025,503
Costs of revenues
Labor and other costs of services	717,171		405,792
Costs of products	101,709		85,889
Total costs of revenues	818,880		491,681
Gross profit	557,546		533,822
Selling, general and administrative expenses	831,154		625,515
Loss from operations	(273,608)		(91,693)
Other expense (income):
Interest expense	2,823		6,779
Other income, net	(778)		(447)
Loss before income taxes	(275,653)		(98,025)
Income tax benefit	(78,368)		(34,288)
Net loss	(197,285)		(63,737)
Net loss attributable to
non-controlling interest	63,657		5,354
Net loss attributable to Where Food
Comes From, Inc.	$(133,628)		$(58,383)
Net loss per share:
Basic	$(0.01)	$	*
Diluted	$(0.01)	$	*
Weighted average number of common
shares outstanding:
Basic	22,692,859		21,439,355
Diluted	22,692,859		21,439,355

* less than a penny ($0.01) per share

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Where Food Comes From, Inc.

Balance Sheets

	March 31, 2014	December 31, 2013
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$876,601	$1,067,537
Accounts receivable, net	570,680	683,800
Prepaid expenses and other current assets	123,108	143,576
Deferred tax assets	190,184	190,184
Total current assets	1,760,573	2,085,097
Property and equipment, net	244,671	253,206
Intangible and other assets, net	1,751,074	1,716,115
Goodwill	1,279,762	1,279,762
Long-term deferred tax assets	558,662	480,294
Total assets	$5,594,742	$5,814,474

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$285,399	$277,633
Accrued expenses and other current liabilities	47,385	56,091
Customer deposits	53,686	39,134
Deferred revenue	290,280	149,660
Short-term debt and current portion of notes payable	25,132	24,782
Current portion of capital lease obligations	4,228	4,173
Total current liabilities	706,110	551,473
Capital lease obligations, net of current portion	9,730	10,808
Notes payable and other long-term debt, net of
current portion	159,302	165,755
Total liabilities	875,142	728,036
Contingently redeemable non-controlling interest	942,222	1,018,396
Equity:
Common stock	23,240	23,233
Additional paid-in capital	5,359,715	5,216,327
Treasury stock	(150,849)	(150,849)
Accumulated deficit	(1,454,728)	(1,321,100)
Total Where Food Comes From, Inc. equity	3,777,378	3,767,611
Non-controlling interest	—	300,431
Total equity	3,777,378	4,068,042
Total liabilities and equity	$5,594,742	$5,814,474